Exhibit 10.22

RECORDING REQUESTED BY:
AND WHEN RECORDED RETURN TO:



Susie Vasquez, City Clerk
City of San Marcos
1 Civic Center Drive
San Marcos, CA 92069
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                                 Exempt from filing fee per Gov. Code ss.27383





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            AMENDMENT NO. 1 TO FIRST AMENDED AND RESTATED DEVELOPMENT
                   AGREEMENT AND OWNER PARTICIPATION AGREEMENT
                                     BETWEEN
                             THE CITY OF SAN MARCOS,
                      THE SAN MARCOS REDEVELOPMENT AGENCY,
                                       AND
                    SAN ELIJO HILLS DEVELOPMENT COMPANY, LLC



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            AMENDMENT NO. 1 TO FIRST AMENDED AND RESTATED DEVELOPMENT
         AGREEMENT AND OWNER PARTICIPATION AGREEMENT BETWEEN THE CITY OF SAN MARCOS, THE SAN MARCOS REDEVELOPMENT AGENCY, AND SAN ELIJO
                         HILLS DEVELOPMENT COMPANY, LLC


         This Amendment No. 1 to First Amended and Restated Development Agreement and Owner Participation Agreement ("Amendment") is entered into by and between the City of San Marcos, a municipal corporation ("City"), the San Marcos Redevelopment Agency ("Agency"), and San Elijo Hills Development Company, LLC, a Delaware limited liability company ("Owner"), with regard to the development of real property in the City of San Marcos.

                                    RECITALS

         A. On August 15, 1997, the parties hereto or their predecessors-in-interest caused to be recorded in the Office of the San Diego County Recorder as document no. 1997-0395018 that certain First Amended and Restated Development Agreement and Owner Participation Agreement between the City of San Marcos, the San Marcos Redevelopment Agency, and San Elijo Ranch, Inc. ("Development Agreement") concerning the real estate development commonly known as San Elijo Hills located in the City of San Marcos, California, more particularly described therein (the "Project");

         B. Section 4.4 of the Development Agreement authorizes its amendment in the manner provided for in Government Code Section 65868;

         C. This Amendment is necessary and desirable to insure the financing and installation of public infrastructure consistent with the Circulation Element of the San Marcos General Plan.

         D. The terms and conditions of this Amendment have undergone extensive review by the City and its City Council, and have been found to be fair, just, reasonable and will advance the health, safety and welfare of San Marcos residents;

         E. This Amendment is consistent with the San Marcos General Plan and San Elijo Hills Specific Plan;

         F. The requirements of the California Environmental Quality Act have been satisfied in connection with this Amendment; and

         G. All actions taken and approvals given by the City have been in accordance with applicable legal requirements for notice, public hearings, findings, and other procedural matters.

         H. It is the intention of the parties that this Amendment shall be binding upon those portions of the Project identified in the Specific Plan as Project Planning Areas C2 (Subareas a, b and c), F2, I1, I2, J, K1, K2, O, S, T, V1, and V2. No other portions of the Project are affected or bound hereby.

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         NOW, THEREFORE, in consideration of the above recitals and of the mutual covenants hereinafter contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

                                    AGREEMENT

         1. Purpose and Effect. The purpose and effect of this Amendment shall be to modify and supplement the provisions of the Development Agreement. Except as modified or supplemented herein, the provisions of the Development Agreement shall remain in full force and effect. In the event of any inconsistency, the terms and conditions of this Amendment will prevail. Capitalized terms not otherwise defined in this Amendment shall have the meaning ascribed to them in the Development Agreement.

         2. San Elijo Road Improvements. The provisions below are hereby inserted following subparagraph "m" of Section A.1 at page 5 of Exhibit "B," entitled "Schedule of Performance":

         n. Upon the earlier of thirty (30) days from the effective date of the Amendment, or the issuance of a residential building permit for the 1,350th equivalent single family dwelling unit, excluding therefrom building permits issued for Area R, construction offices, model homes or affordable units as described in the first full paragraph of page 1 of this Exhibit "B" (hereafter "Equivalent Building Permit"), Owner will submit to CDFG and USF&WS (as defined in Section 5.11 of the Development Amendment and hereafter referred to as "Resource Agencies"), and any other governmental agency with lawful jurisdiction (collectively "Regulatory Agencies"), applications necessary for the improvement of that portion of San Elijo Road (formerly known as Questhaven Road) westerly of the Project's western boundary and easterly the eastern boundary of the University Commons Specific Plan (hereafter, the "San Elijo Road Dip") necessary to construct the segment to the standards identified in City Resolution 99-5317, adopted October 26, 1999 (hereafter, the "Mitigation Monitoring Program").

         o. Upon the earlier of December 1, 2003, or the issuance of the 2,000th Equivalent Building Permit, Owner will submit to the Resource Agencies all applications necessary for the improvement of that portion of San Elijo Road easterly of the Project's eastern boundary and westerly of the existing terminus of Twin Oaks Valley Road (hereafter, "San Elijo Road East"), necessary to construct the segment to the standards identified in the Mitigation Monitoring Program.


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         p. Owner will submit to the City an application to amend CFD 99-01 as needed to generate the San Elijo Road CFD Funds, defined in Exhibit "C", Section 11 hereof, upon the earlier of January 31, 2004, or the issuance of the 2000th Equivalent Building Permit (the "CFD Amendment"). The CFD Amendment will not propose to exceed an aggregate 1.75% maximum tax rate for the projected home sales prices. In the event the City and/or Agency do not timely approve the CFD Amendment in the form submitted by Owner, Owner shall have no obligation to provide Owner's Advance or Owner's Contribution pursuant to Sections 11.2 and
         11.3 of Exhibit "C".

         q. Upon the earlier of March 30, 2004, or the issuance of the 2000th Equivalent Building Permit, Owner will submit to the City a complete design for the San Elijo Road Dip and San Elijo Road East in a form substantially consistent with existing draft plans exchanged by the City and Owner. The City will determine whether the submittal is complete pursuant to existing plan check application procedures. Owner will promptly respond to the City's reasonable requests for additional information necessary to insure a complete design submittal. City plan check and inspection fees are inapplicable to the subject improvements and will not be imposed.

         r. Owner will construct the San Elijo Road Dip improvements upon the earlier of July 30, 2004, or the issuance of the 2,000th Equivalent Building Permit. Owner's obligation to commence physical construction is conditioned upon the City's acquisition of all required rights of way, the issuance of all necessary Regulatory Agency permits and approvals, including without limitation those required from the Resource Agencies, and the City/Agency approval of the CFD Amendment.

         s. Possession of rights-of-way necessary for the construction of San Elijo Road East will be acquired by the City, using its powers of eminent domain if necessary, at no expense to Owner, upon the earlier of September 30, 2004, or the issuance of the 2,100th Equivalent Building Permit. Owner will cause plats and legal descriptions to be prepared, the cost of which shall be reimbursed as a component of Owner's Advance, defined at Section 11.3 of Exhibit "C" hereof.

         t. Owner will commence construction of San Elijo Road East not later than January 31, 2005, provided that the City has acquired all necessary rights of way, and all necessary permits and approvals, including without limitation (i) permits and approvals necessary for the grading of all of Phase 3 of the Project, and (ii) the CFD Amendment, have been issued by all governmental agencies with jurisdiction over the improvements, including without limitation the City, Agency and Resource Agencies. Following commencement of construction Owner thereafter will diligently pursue construction to completion in accordance with the Development Agreement. Owner's obligation to continue construction once commenced is conditioned upon the availability of the City/Agency Contribution, as defined in Section
         11.1 of Exhibit "C," sufficient to complete the improvements.

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         3. Satisfaction of Fair Share Funding Requirement. The parties agree that this Amendment constitutes satisfaction of the "Fair Share Funding Mechanism" requirement contained in Section A.1.h at page 4 of Exhibit "B" of the Development Agreement.

         4. Tolling Extension. The following provision is added as Section A.3 at page 6 of Exhibit "B":

         3. Tolling Extension. Owner's obligations, the building permit thresholds and target dates set forth in Section A.1, Subparagraphs "n" through "t" of this Exhibit "B" are deemed extended and excused in the event Owner is unable to satisfy its obligations thereunder due to circumstances beyond the reasonable control of Owner ("Tolling Extension"). The Tolling Extension will be limited to the time period during which the obligation(s) at issue may not reasonably be satisfied. For example, the inability to timely obtain Regulatory Agency or other governmental permits and approvals necessary to grade all of Phase 3 of the Project or to construct the San Elijo Road Dip or San Elijo Road East will activate the Tolling Extension. During the Tolling Extension Owner may continue to develop the Project and obtain building permits uninterrupted provided, however, that under no circumstances may Owner exceed the building permit thresholds contained in the Development Agreement and related Project entitlements, and further provided that Owner continues to diligently pursue the satisfaction of the item(s) delayed during the Tolling Extension. The parties acknowledge that pursuant to the Development Agreement Owner had no affirmative duty to perform the obligations contained in Section A.1, Subparagraphs "n" through "t" on the terms and conditions established in this Amendment.

         5. San Elijo Road Financing. The provisions below are hereby inserted following Section 10 at page 11 of Exhibit "C," entitled "Questhaven/Twin Oaks Valley Corridor Public Facilities Financing Plan":

         11. SAN ELIJO ROAD DIP/SAN ELIJO ROAD EAST FINANCING.

         In satisfaction of the "fair share funding mechanism" requirement contained in Section A.1.h at page 4 of Exhibit "B" of the Development Agreement, the parties have agreed upon the financing of San Elijo Road improvements, including the San Elijo Road Dip and San Elijo Road East (collectively, "San Elijo Road Improvements") as follows:

         11.1 City/Agency Contribution. The City and Agency will fund the Actual Costs, as defined in Exhibit "D", Section 4.3 of the Development Agreement, of the San Elijo Road Improvements ("City/Agency Contribution"), less Owner's Contribution, defined below, in a timely manner so as not to impede or delay development of the Project.

         11.2 Owner's Contribution. Owner will contribute an amount not to exceed eleven million dollars ($11,000,000) towards the costs of the San Elijo Road Improvements ("Owner's Contribution"), consisting of ten million dollars ($10,000,000) allocated to physical construction costs, and one million dollars ($1,000,000) allocated to Owner's Advance, defined in Section 11.3, below. Owner's Contribution will be funded through CFD No. 99-01 proceeds ("San Elijo Road CFD Funds") generated from those portions of the Project undeveloped as of the effective date of this Amendment, including Project Planning Areas C2 (Subareas a, b and c), F2, I1, I2, J, K1, K2, O, S, T, V1, and V2. To the extent Owner's Advance is less than one million dollars ($1,000,000) for any reason, Owner's Contribution allocated to physical construction funding may exceed ten million dollars ($10,000,000). In no event will Owner's Advance and CFD 99-01 proceeds allocated to physical construction funding collectively exceed eleven million dollars ($11,000,000). Regardless of the Actual Costs of the San Elijo Road Improvements and the amount of the City/Agency Contribution required to ensure completion of the San Elijo Road Improvements, the parties agree that Owner's Contribution will not exceed $11,000,000.

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         11.3 Owner's Advance. Subject to the right of reimbursement from proceeds of CFD No. 99-01, as part of Owner's Contribution Owner will advance up to one million dollars ($1,000,000) for the design, application processing, Resource Agency permitting, and other soft costs associated with the San Elijo Road Improvements, excluding construction costs and right of way acquisition ("Owner's Advance").

         11.4 Owner's Financial Assurances. In the event a financial consultant mutually acceptable to the parties determines, in his or her professional judgment, that CFD No. 99-01 will not generate Owner's Contribution, Owner will provide financial assurances to the City and Agency, acceptable to all parties in their reasonable discretion, demonstrating Owner's ability to fund the shortfall.

         11.5 City/Agency Financial Assurances. The City and Agency represent and warrant the availability of the City/Agency Contribution to ensure timely completion of the San Elijo Road Improvements.



         IN WITNESS WHEREOF, this Amendment has been executed by the City of San Marcos, acting by and through its City Manager pursuant to Ordinance No. 90-04 (2003MOD), and by the San Marcos Redevelopment Agency acting by and through its Executive Director pursuant to Resolution No. RDA 2003-341, and by Owner.

         Dated this 11th day of February, 2004.

SAN MARCOS REDEVELOPMENT AGENCY                THE CITY OF SAN MARCOS



By: /s/ Rick Gittings                          By: /s/ Rick Gittings
   -----------------------------------             ---------------------------
     Rick Gittings, Executive Director             Rick Gittings, City Manager

                                               OWNER:

APPROVED AS TO FORM:
SAN MARCOS CITY ATTORNEY                       SAN ELIJO HILLS DEVELOPMENT
                                               COMPANY, LLC, a
                                               Delaware limited liability
                                               company


By: /s/ Helen Holmes Peak                      By: /s/ Curt R. Noland
    ----------------------------------            ------------------------------
     Helen Holmes Peak, City Attorney             Curt R. Noland, Vice President



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